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                        Greenville First Bancshares, Inc.
      -------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                        GREENVILLE FIRST BANCSHARES, INC.
                                112 Haywood Road
                        Greenville, South Carolina 29607


                    Notice of Annual Meeting of Shareholders


Dear Fellow Shareholder:

         We cordially invite you to attend the 2002 Annual Meeting of Shareholders of Greenville First Bancshares, Inc., the holding company for Greenville First Bank. At the meeting, we will report on our performance in 2001 and answer your questions. We are excited about our accomplishments in 2001 and look forward to discussing both our accomplishments and our future plans with you. We hope that you can attend the meeting and look forward to seeing you there.

         This letter serves as your official notice that we will hold the meeting on May 15, 2002 at the bank's main office location at 112 Haywood Road, Greenville, South Carolina at 4:30 p.m. for the following purposes:

1.       To elect four members to the Board of Directors; and

2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

         Shareholders owning our common stock at the close of business on April 1, 2002 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

         Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.



                                       By order of the Board of Directors,


                                       /s/  R. Arthur Seaver, Jr.


                                       R. Arthur Seaver, Jr.
                                       President and Chief Executive Officer
Greenville, South Carolina
April 15,  2002

                        GREENVILLE FIRST BANCSHARES, INC.
                                112 Haywood Road
                        Greenville, South Carolina 29607

                      Proxy Statement For Annual Meeting of
                     Shareholders to be Held on May 15, 2002

         Our Board of Directors is soliciting proxies for the 2002 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.


                               Voting Information

         The Board set April 1, 2002 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,150,000 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

         When you sign the proxy card, you appoint R. Arthur Seaver, Jr. and Mr. Fred Gilmer, Jr. as your representatives at the meeting. Mr. Seaver and Mr. Gilmer will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Seaver and Mr. Gilmer will vote your proxy for the election to the board of directors of all nominees listed below under "Election of Directors". We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Seaver and Mr. Gilmer will vote your proxy on such matters in accordance with their judgment.

         You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

         We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Upon written or oral request, we will promptly deliver a separate copy of our annual report, our annual report on Form 10-KSB, or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 15, 2002.

                      Proposal No. 1: Election of Directors

         The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class III directors will expire at the meeting. The terms of the Class I directors expire at the 2003 Annual Shareholders Meeting. The terms of the Class II directors will expire at the 2004 Annual Shareholders Meeting. Our directors and their classes are:

          Class I                    Class II                  Class III
          -------                    --------                  ---------

         Mark A. Cothran           Leighton M. Cubbage         Andrew B. Cajka
 Rudolph G. Johnstone, III, M.D.    David G. Ellison          Anne S. Ellefson
        Keith J. Marrero             James B. Orders          Fred Gilmer, Jr.
      R. Arthur Seaver, Jr.        William B. Sturgis       Tecumseh Hooper, Jr.



         Shareholders will elect four nominees as Class III directors at the meeting to serve a three-year term, expiring at the 2005 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

         The board of directors recommends that you elect Andrew B. Cajka, Anne
S. Ellefson, Fred Gilmer, Jr., and Tecumseh Hooper, Jr. as Class III directors.

         If you submit a proxy but do not specify how you would like it to be voted, Mr. Gilmer and Mr. Seaver will vote your proxy to elect Ms. Ellefson and Messrs. Cajka, Gilmer, and Hooper. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Gilmer and Mr. Seaver will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

         Set forth below is certain information about the nominees. Each of the nominees is also a director and organizer of our subsidiary, Greenville First
Bank:

         Andrew B. Cajka, 42, Class III director, is the founder and president of Southern Hospitality Group, LLC, a hotel management and development company in Greenville, South Carolina. Prior to starting his own business, Mr. Cajka was a managing member of Hyatt Hotels Corporation from 1986 until 1998. He is a graduate of Bowling Green State University in 1982. Mr. Cajka served on the board of directors for the Greenville Chamber of Commerce and is past president of the downtown area council as well as past chairman of Greenville Hospital Foundation Board, and past chairman of the Children's Hospital. He currently serves as Trustee of St. Joseph's High School and is a past chairman of the Foundation Board at St. Joseph's High School. He is also a past chairman of the Greenville Tech Hospitality Board, and of the Greenville Convention and Visitors Bureau. Mr. Cajka serves as a board member of the Urban League, Thornblade Board of Governors, chair elect of the Convention and Visitors Bureau, and secretary and treasurer of Greenville County Research & Technological Development Corporation.

         Anne S. Ellefson, 47, Class III director, is an attorney and shareholder with Haynsworth Sinker Boyd, P.A., where she has practiced law since 1979. Mrs. Ellefson is a 1976 graduate of the University of South Carolina where she received a bachelors decree and a 1979 graduate of the University of South Carolina School of Law. Mrs., Ellefson previously served on advisory boards at both United Carolina Bank and BB&T. She is Chairman of the Greater Greenville Chamber of Commerce and on the Board of United Way of Greenville County.

         Fred Gilmer, Jr., 66, Class III director, is the senior vice president and corporate secretary of our company and subsidiary bank. He is a seasoned banker with over 42 years of experience in the financial industry. Mr. Gilmer was involved with the organization of Southern Bank and Trust Company and has held executive positions with two other banks in the Greenville area. He graduated from the University of Georgia in 1958 and the LSU Graduate School of Banking of the South in Baton Rouge, Louisiana in 1970. Mr. Gilmer is very active in the Greenville community. He is a graduate of Leadership Greenville and presently serves numerous organizations, including the Greenville Rotary Club, the Greenville Chamber of Commerce, the YMCA, the United Way, and the First Presbyterian Church. He is a past board member of Family Children Service, Goodwill Industries, Downtown Area Council, Greenville Little Theater, Greenville Cancer Society, South Carolina Arthritis Foundation, Freedom Weekend Aloft, and the Greenville Chamber of Commerce.

         Tecumseh "Tee" Hooper, Jr., 54, Class III director, is a private investor. He is also a director of Homegold, Inc., a sub-prime mortgage lender, and a director of Peregrine Energy, Inc., an energy management company. Mr. Hooper has been the president of IKON Office Solutions in Greenville, South Carolina, from 1982 through 2001. From 1994 until 1997, he served as a director of Carolina Investors, a savings and loan institution. Mr. Hooper graduated from The Citadel in 1969 with a degree in business administration, and he received a Masters in Business Administration from the University of South Carolina in 1971. Mr. Hooper has served the community as a member of the Greenville County Development Board, the Greenville Chamber of Commerce, and the board of directors for Camp Greenville, as well as the vice chairman of communications for the United Way. Mr. Hooper also serves on the board of directors for Leadership Greenville, Leadership South Carolina, and the YMCA Metropolitan.


         Set forth below is also information about each of the company's other directors and each of its executive officers. Each director is also an organizer and a director of our subsidiary bank.


         Mark A. Cothran, 44, Class I director, is the president and owner of Cothran Properties, LLC, a real estate development company in Greenville, South Carolina. He has been with Cothran Properties, LLC since 1986. Mr. Cothran received his bachelor degree in finance and banking from the University of South Carolina in 1980 and is a licensed real estate broker in the State of South Carolina. He currently serves on the National Business Park Forum of the National Association of Industrial and Office Properties (NAIOP) and is past president of the state chapter of NAIOP. He has served on the board of directors of the Greenville Chamber of Commerce and on the Advisory Board of Greenville National Bank and is currently a member of the Chamber's Economic Development Board.

         Leighton M. Cubbage, 49, Class II director, is also the chief executive officer of Ionosphere and was the co-founder, president, and chief operating officer of Corporate Telemanagement Group in Greenville, South Carolina from 1989 until 1995, when the company was acquired by LCI International. Since 1995, Mr. Cubbage has been a private investor maintaining investment interests in a telecommunications company, car dealerships, and a trucking company. He is a 1977 graduate of Clemson University with a bachelors degree in political science. Mr. Cubbage is a member of the Greenville Technical College Foundation Board, a member of the Clemson University Entrepreneurial Board, and a trustee of the Greenville Hospital System.

         David G. Ellison, 52 Class II director, is the District Director of Northwestern Mutual Financial Network, since 1983. Mr. Ellison is a 1972 graduate of Furman University where he received a bachelors degree and a 1976 graduate of the Clemson-Furman University Program where he received a masters in business administration. Mr. Ellison is on the board of trustees of Furman University and past president of both the Furman Alumni Association and Furman Paladin Club. He is also on the board of trustees for United Way of Greenville County. He previously was a commissioner of the Greenville Housing Authority and is a current member of the Rotary Club of Greenville, South Carolina.

         Fred Gilmer, III, 37, is the Senior Vice President and Senior Lending Officer of our company and subsidiary bank. He has over 14 years of banking experience. From 1987 until 1999, Mr. Gilmer held various management positions with Wachovia Bank, N.A., including Commercial Lending, City Executive, and Vice President in Private Banking. Mr. Gilmer is a 1986 graduate of Clemson University with a bachelors degree in management and a graduate of Leadership Greenville. He has served on the community boards of Metro YMCA and is the past chairman of Cleveland Street YMCA. Other activities include Greenville Chamber of Commerce, United Way loan executive, Greenville Convention and Visitors Bureau and Rotary Club of Greenville. He is active at Buncombe Street United Methodist Church serving in various roles including the Board of Stewards and currently serves on the board of directors for the Bon Secours St. Francis Foundation.

         Rudolph "Trip" G. Johnstone, III, M.D., 41, Class I director, is a physician who has practiced with the Cross Creek Asthma, Allergy and Immunology medical clinic, since 1992. He graduated from Washington & Lee University in 1982 with a degree in biology and from the Medical University of South Carolina in 1986. Dr. Johnstone served on the consulting board to Greenville National Bank from 1995 until 1998, when it was acquired by Regions Bank. He is on the board of directors of Allergy Partners, PA and immediate past president of the Southeastern Asthma, Allergy and Immunology Society.

         Keith J. Marrero, 42, Class I director, is the president and owner of AMI Architects, LLC, an architectural firm located in Greenville, South Carolina that was founded in 1988. Mr. Marrero is a previous advisory board member of BB&T. He graduated from the University of Notre Dame with a bachelor's degree in Architecture in 1983. Mr. Marrero was appointed by former Governor David Beasley to the board of directors of the South Carolina Legacy Trust Fund. He is a member of the American Institute of Architects and the National Council of Architecture Registration. He is licensed to practice architecture in the states of South Carolina, North Carolina, Louisiana, and Georgia. Mr. Marrero currently serves on the advisory board for the School of Architecture at the University of Notre Dame, YMCA board, South Carolina Children's Board, Urban League Board, Upstate Forever Board, Community Foundation Board, and a member of the Greater Greenville Community Forum Steering Committee.

         James B. Orders, III, 49, Class II director, is the Chairman of the Board for Greenville First Bancshares. He has been the president of Park Place Corporation, a company engaged in the manufacture and sale of bedding and upholstered furniture to the wholesale market, since 1986. Mr. Orders is chairman of Comfortaire Corporation and a director of Orders Realty Co., Inc., a real estate development and management company that is a wholly owned subsidiary of Park Place Corporation. He attended Clemson University from 1970 until 1974. Mr. Orders is the past president of the International Sleep Products Association, past president of the Downtown Rotary Club, a past member of the advisory board of Greenville National Bank, and a past member of the advisory board of Carolina First Bank. In addition, he is a member of the Lay Christian Association Board.

         R. Arthur "Art" Seaver, Jr., 38, Class I director, is the president and chief executive officer of our company and our subsidiary bank. He has over 15 years of banking experience. From 1986 until 1992, Mr. Seaver held various positions with The Citizens & Southern National Bank of South Carolina, including assistant vice president of corporate banking. From 1992 until February 1999, he was with Greenville National Bank, which was acquired by Regions Bank in 1998. He was the senior vice president in charge of Greenville National Bank's liability portion of the balance sheet prior to leaving to form Greenville First Bank. Mr. Seaver is a 1986 graduate of Clemson University with a bachelors degree in Finance and a 1999 graduate of the BAI Graduate School of Community Bank Management. He is very active in the Greenville community, where he currently works on the board of the Palmetto Society for the United Way and the advisory board of the Junior League. Past organizations that he has worked with include Leadership Greenville, Greenville Chamber of Commerce, South Carolina Network of Business and Education Partnership, Junior Achievement, the Greenville Convention and Visitors Bureau, the United Way, and the First Presbyterian Church.

         William B. Sturgis, 67, Class II director, held various executive positions with W.R. Grace & Co. from 1984 until his retirement in 1997, including executive vice president of W.R. Grace's worldwide packaging operations and president of its North American Cryovac Division. Mr. Sturgis graduated from Clemson University in 1957 with a degree in chemical engineering and is a graduate of the Advanced Management Program at Harvard. He is active with Clemson University, serving on the Foundation Board, the President's Advisory Council, and the Engineering Advisory Board. He is also a board member of the Peace Center and a member of the Downtown Rotary Club and Presbyterian Community Foundation.

         James "Jim" M. Austin, III, 45, is the senior vice president and chief financial officer of our company and subsidiary bank. He has over 23 years of experience in the financial services industry. From 1978 to 1983, Mr. Austin was employed by KPMG Peat Marwick specializing in bank audits. Mr. Austin was employed for 12 years with American Federal Bank as controller and senior vice president responsible for the financial accounting and budgeting. From 1995 until 1997, Mr. Austin was the senior vice president and chief financial officer of Regional Management Corporation, a 58-office consumer finance company where he was responsible for the finance and operations area of the company. From 1997 until July 1999, he was the director of corporate finance for Homegold Financial, a national sub-prime financial services company that specializes in mortgage loan originations. Mr. Austin is a 1978 graduate of the University of South Carolina with degrees in accounting and finance. He is also a Certified Public Accountant and graduate of the University of Georgia's Executive Management's Savings Bank program. He is a graduate of Leadership Greenville. He has served on the community boards of River Place Festival, Junior Achievement, and Pendleton Place, and he is the past president of the Financial Manager's Society of South Carolina and former board member of the Young Manager's Division of the Community of Financial Institutions of South Carolina. He is active in the First Presbyterian Church and currently serves as chairman of the Center for Development Services.

         Family Relationships. Dr. Randolph G. Johnstone, III, director, is Fred Gilmer, Jr.'s stepson and Fred Gilmer, III, senior vice president, is Fred Gilmer Jr.'s son. No other director has a family relationship with any other director or executive officer of the company.

                Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

         The following table shows the cash compensation we paid to our chief executive officer and president for the years ended December 31, 2001 through 1999 and for all other executives who earned over $100,000 for the year ended 2001.

                           Summary Compensation Table

                                                                                                  Long Term
                                                             Annual Compensation              Compensation Awards
                                                                            Other Annual     Number of Securities
Name and Principal Position               Year       Salary       Bonus     Compensation      Underlying Options
---------------------------               ----       ------       -----     ------------      ------------------

R. Arthur Seaver                         2001       $ 130,667     45,000       $ 6,925                  --
     President and Chief Executive       2000       $ 123,100     40,000       $ 7,934                  --
     Officer of the Company and          1999       $ 108,019         --       $ 7,000              57,500
     the Bank

James M. Austin                          2001       $ 104,167     32,000       $ 9,067               2,500
     Senior Vice President and           2000       $  97,667     22,500       $ 3,907              10,000
     Chief Financial Officer             1999              --         --            --                  --
     of the Company and the Bank

Fred Gilmer, III                         2001       $ 104,167     50,400       $10,609               2,500
    Senior Vice President                2000       $  81,250     28,100       $ 9,250               5,000
    of the Bank                          1999              --         --            --                  --


Option Grants In Last Fiscal Year

         The following table sets forth information concerning the grant of stock options to our named executive officers during the year ended December 31, 2001.

                                 Number of       Percent of
                                Securities     Total Options    Exercise or
                                Underlying       Granted to      Base Price
                                  Options       Employees in    (Dollars per     Expiration
                                  Granted       Fiscal Year        Share)           Date

                              ------------------------------------------------------------------
     James M. Austin, III           2,500           16.1%          $ 10.00         02/20/11

     Fred Gilmer, III               2,500           16.1%          $ 10.00         02/20/11


In 2001, we also granted 10,500 options to employees pursuant to the Greenville First Bancshares, Inc. 2001 Stock Incentive Plan, approved by our board of directors and shareholders. We may grant a total of 172,500 stock options under the 2001 Stock Incentive Plan to our officers, directors, and employees.

Aggregated Option Exercise and Year-end Option Values

                                   Number of Unexercised Securities            Value of Unexercised In-the-Money
                                Underlying Options at Fiscal Year End          Options at Fiscal Year End ($)(1)
                               ----------------------------------------    -------------------------------------
Name                            Exercisable           Unexercisable            Exercisable          Unexercisable
----                            -----------           -------------            -----------          -------------
James M. Austin, III                7,500                  5,000               $   8,625              $   5,750
Fred Gilmer, III                    4,167                  3,333               $   4,792              $   3,833
R. Arthur Seaver, Jr.              23,000                 34,500               $  26,450              $  39,675


(1) The last trade of which we are aware prior to April 1, 2002 was at $11.15. All options and warrants granted as of December 31, 2001 are exercisable at $10.00 per share making their value $1.15 per share.


Employment Agreements

         We have entered into an employment agreement with Art Seaver on July 27, 1999, for an annually renewing three-year term, pursuant to which he serves as the president, the chief executive officer, and a director of both our company and our subsidiary bank. Mr. Seaver is paid an initial salary of $123,000, plus his yearly medical insurance premium. He also will receive an annual increase in his salary equal to the previous year's salary times the increase in the Consumer Price Index during the previous year. The board of directors may increase Mr. Seaver's salary above this level, but not below it. He is eligible to receive an annual bonus of up to 5% of the net pre-tax income of our bank, if the bank meets performance goals set by the board. He is also eligible to participate in any management incentive program of the bank or any long-term equity incentive program and is eligible for grants of stock options and other awards thereunder. Mr. Seaver was granted options to purchase a number of shares of common stock equal to 5% of the number of shares sold in offering, or 57,500 shares. These options vest over a five-year period beginning on the first anniversary of the bank's opening and have a term of ten years. Additionally, Mr. Seaver participates in the bank's retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses.

         Mr. Seaver's employment agreement also provides that following termination of his employment and for a period of 12 months thereafter, he may not (a) compete with the company, the bank, or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within radius of thirty miles from the main office of the company or any branch office of the company, (b) solicit major customers of the bank for the purpose of providing financial services, or (c) solicit employees of the bank for employment. If Mr. Seaver terminates his employment for good cause as that term is defined in the employment agreement or if he is terminated following a change in control of Greenville First Bancshares as defined in the agreement, he will be entitled to severance compensation of his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives shall vest immediately.

Director Compensation

         We paid each of our ten outside directors $200 for each board meeting they attended and $50 for each committee meeting they attended. Beginning in 2002, we plan to pay our outside directors $200 for each board meeting they attend and $100 for each committee meeting they attend.

                          Security Ownership of Certain
                        Beneficial Owners and Management

General

         The following table shows how much common stock in the company is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of April 1, 2002. In addition, each organizer received a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every two shares purchased by that organizer in the offering, or 129,450 shares. The warrants, which are represented by separate warrant agreements, vest over a three year period beginning on January 10, 2001 and are exercisable in whole or in part during the ten year period following that date.

                                                                         Right             Percentage of
                                                    Number of              To                Beneficial
         Name                                    Shares Owned(1)       Acquire(2)           Ownership(3)
         ----                                    ---------------       ----------          -------------

       James M. Austin, III                            7,000                7,500                1.25%
       Andrew B. Cajka, Jr.                           10,000                3,333                1.16%
       Mark A. Cothran                                30,000               10,000                3.45%
       Leighton M. Cubbage                            83,800               26,667                9.39%
       Anne S. Ellefson                                3,750                   --                  *
       David Ellison                                   6,275                   --                  *
       Fred Gilmer, Jr.                               17,300               12,433                2.56%
       Fred Gilmer, III                                1,500                4,667                  *
       Tecumseh Hooper, Jr.                           13,000                5,000                1.56%
       Rudolph G. Johnstone, III                      10,600                3,533                1.23%
       Keith J. Marrero                                4,000                1,333                  *
       James B. Orders, III                           20,100                6,667                2.31%
       R. Arthur Seaver, Jr.                          12,000               27,000                3.31%
       William B. Sturgis                              4,500               20,000                2.09%

       All directors  and executive  officers        223,825              128,133                27.54%
       as a group (12 persons)

* Indicates less than 1%

(1)      Includes shares for which the named person:
         o   has sole voting and investment power,
         o   has shared voting and investment power with a spouse, or
         o   holds in an IRA or other retirement plan program, unless
         o therwise indicated in these footnotes. Does not include shares that may be acquired by exercising stock options.

(2) Includes shares that may be acquired within the next 60 days by exercising vested stock options and warrants but does not include any other stock options or warrants.

(3) Determined by assuming the named person exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

                Meetings and Committees of the Board of Directors

         During the year ended December 31, 2001, the board of directors of the company held 12 meetings and the board of directors of the bank, held 12 meetings. All of the directors of the company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

         The company's board of directors has appointed three committees, including an audit, personnel, and finance committee. The audit committee is composed of Mr. Cajka, Mr. Hooper, Mrs. Ellefson, Mr. Marrero, Mr. Sturgis, and Mr. Cubbage. Each of these members are considered "independent" under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The audit committee met two times in 2001. The audit committee functions are set forth in its charter, which is included as Appendix A. The audit committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports it findings to the board of directors.

         The personnel committee is composed of Mr. Sturgis, Mr. Cothran, Mr. Cubbage, Dr. Johnstone, Mr. Ellison, Mr. Seaver, and Mr. Marrero. The personnel committee met two times in 2001. The personnel committee has the responsibility of approving the compensation plan for the entire bank and specific compensation for all executive officers. The personnel committee reviews all benefit plans and annually reviews the performance of the chief executive officer.

         The finance committee is composed of Mr. Orders, Mr. Cajka, Mr. Cothran, Mrs. Ellefson, Mr. Ellison, Mr. Gilmer, Mr. Hooper, Dr. Johnstone and Mr. Seaver. The finance committee has the responsibility of reviewing the loan policy, investment policy, and the bank's asset/liability structure.

         We do not have a nominating committee or a committee serving a similar function.

                   Report of The Audit Committee of the Board

         The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

         The audit committee reviewed and discussed with management the audited financial statements. The audit committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee received from the independent auditors the written disclosures and the letter required by the Independent Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and discussed with the independent auditors the independent auditor's independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2001 for filing with the SEC.

         The report of the audit committee is included herein at the direction of its members Mr. Cajka, Mr. Hooper, Mrs. Ellefson, Mr. Marrero, Mr. Sturgis, and Mr. Cubbage.

                                   Audit Fees

         The aggregate fees billed for professional services rendered by the independent auditors during our 2001 fiscal year for audit of our annual financial statements and review of those financial statements included in our quarterly reports filed on SEC Form 10-QSB totaled $4,800. The company estimates that an additional $9,000 will be billed during 2002 for the above services.

          Financial Information Systems Design and Implementation Fees

         We did not engage the independent auditors to provide, and the independent auditors did not bill for, professional services regarding financial information systems design and implementation during the year ended December 21, 2001.

                                 All Other Fees

         The aggregate fees billed for non audit services rendered by the independent auditors during the company's fiscal year totaled $4,825. Non-audit services included internal audit services, and income tax return preparation. The company estimates that the independent auditors will bill an additional $1,800 during 2002 for non-audit services provided in 2001.


                 Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

         We enter into banking and other transactions in the ordinary course of business with our directors and officers of the company and the bank and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to the us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

         We leased our bank's main facility from Halton Properties, LLC for a term of 20 years beginning in 2001. The lease requires us to make a $26,854 monthly payment for the next year. Mark A. Cothran, one of our directors, is a 50% owner of Halton Properties, LLC. We have conducted two separate appraisals of the lease and the property and believe that the terms of the proposed lease are on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties.

      Compliance with Section 16(a) of the Securities Exchange Act of 1934

         As required by Section 16(a) of the Securities Exchange Act of 1934, our directors, and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2001 except that a timely filing on Form 4 was not made for the following directors: Ms. Ellefson purchased 2,250 shares during 2001. She purchased 250 shares in February, 250 shares in March, 1,000 shares in June, 500 shares in July, 750 shares in September. We filed a late Form 4 for all of the stated purchases made during the year 2001. We have also amended her original Form 3 filing to correctly show her beneficial ownership prior to becoming a director of our company. Mssr. Ellison purchased 2,275 shares during 2001. He purchased 775 shares in March and 1,500 shares in October for which we filed a late Form 4 in December 2001 to report these transactions. In our initial offering, Mssr. Hooper purchased 15,000 shares, of which he placed 2,000 shares in each of his two children's names. We have amended Mr. Hooper's Form 3 to reflect his beneficial ownership of 13,000 shares. Mssr. Orders's has a minor child who was gifted 100 shares in December 15, 2000 for which Mr. Orders has voting power and we filed a late Form 5. Mssr. Sturgis purchased 2,500 shares on March 15, 2001 for which we filed a late Form 4 in December 2001 to report this transaction. Mssr. Marrero inadvertently reported on his Form 3 for his original purchase his ownership of 5,000 shares. Mssr. Marrero purchased 4,000 shares and has warrants for 2,000 shares. An amended Form 3 was filed to correctly report Mssr. Marrero's ownership.


                              Independent Auditors

         We have selected the firm of Elliott Davis, LLP to serve as independent auditors to the company for the year ended December 31, 2002. We do not expect a representative of the firm to be present at our annual meeting.


        Shareholder Proposals for the 2003 Annual Meeting of Shareholders

         If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2003 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 15, 2002. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.


April 15, 2002

                       PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                        GREENVILLE FIRST BANCSHARES, INC.
                           to be held on May 15, 2002


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Fred Gilmer, Jr. and R. Arthur Seaver, Jr. and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Greenville First Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the bank's main office at 112 Haywood Road, Greenville, South Carolina, at 4:30 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: "for" Proposal No. 1 to elect the four identified Class III directors to serve on the board of directors for three-year terms.

1. PROPOSAL to elect the four identified Class III directors to serve for three year terms

             Andrew B. Cajka
             Anne  S. Ellefson
             Fred Gilmer, Jr.
             Tecumseh Hooper, Jr.

                 |_|  FOR all nominees            |_|  WITHHOLD AUTHORITY
                      listed (except as marked to       to vote for all nominees
                      the contrary)

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).


Dated:                           , 2002   Dated:                        , 2002
      ---------------------------                 -----------------------


Signature of Shareholder(s)               Signature of Shareholder(s)


Please print name clearly                 Please print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                                  Appendix A

            Charter of the Audit Committee of the Board of Directors

Audit Committee Purpose

         The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

         o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

         o Monitor the independence and performance of the Company's independent auditors and internal auditing department.

         o Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

         The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.



Audit Committee Composition and Meetings

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere the exercise of his or her independent judgement. All members of the Committee should have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

         Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in an executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least the Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

Audit Committee Responsibilities and Duties

Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should included discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3. In consultation with the management, the independent auditors, the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management responses.

4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. Discuss any significant changes in the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.


Independent Auditors

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensation to be paid to the independent auditors.

7. On an annual basis, the Committee shall review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditor's independence.

8. Review the independent auditor's audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10. Consider the independent auditor's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

11. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

Internal Audit Department and Legal Compliance

12. Review the appointment, performance, and replacement of the individual responsible for the internal audit function.

13. Review significant reports prepared by the internal audit function together with management's response and follow-up to these reports.

14. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.


Other Audit Committee Responsibilities

15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

16. Perform any other activities consistent with this charter, the Company's by-laws, and governing law, as the Committee or the Board deem necessary or appropriate.

17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.